EXHIBIT 99.1

News Release

General Inquiries: 877.847.0008 www.constellationenergypartners.com

Investor Contact:	Charles C. Ward
877.847.0009

Constellation Energy Partners Announces

Plans to Move to the NYSE Amex Equities

HOUSTON—(BUSINESS WIRE)—Feb. 14, 2012—Constellation Energy Partners LLC (NYSE Arca: CEP) today announced that it has been authorized to list its Class B common units, which represent limited liability company interests in Constellation Energy Partners LLC, on NYSE Amex under its existing ticker symbol “CEP”. In connection with the transfer to NYSE Amex, the company has given notice to NYSE Arca of its intention to voluntarily delist its Class B common units from NYSE Arca. The company intends to withdraw its listing from NYSE Arca upon the company’s acceptance for listing on NYSE Amex.

“We believe a move to NYSE Amex is important for CEP, as we expect it will increase our visibility in the investment community and provide additional liquidity to potential investors and unitholders” commented Stephen R. Brunner, President and Chief Executive Officer of Constellation Energy Partners LLC.

The company is currently working to complete the NYSE Amex listing process, and anticipates that its Class B common units will begin trading on NYSE Amex on or about February 17, 2012.

About the Company

Constellation Energy Partners LLC is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets. Additional information about the company can be found in the company’s filings with the Securities and Exchange Commission and on the company’s Web site (http://www.constellationenergypartners.com).

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.